NOTICE OF GUARANTEED DELIVERY
For Shares of Common Stock of
THE GABELLI EQUITY TRUST INC.
Subscribed for under Primary Subscription
and the Over-Subscription Privilege
As set forth in the Prospectus, this form or one substantially equivalent hereto may be used as a means of effecting subscription and payment for all of the Fund’s shares of Common Stock (the “Shares”) subscribed for under the Primary Subscription and the Over-Subscription Privilege. Such form may be delivered by hand or sent by facsimile transmission, overnight courier or first class mail to the Subscription Agent.
The Subscription Agent is:
COMPUTERSHARE SHAREHOLDER SERVICES
Attention: Corporate Actions

By Mail:	By Facsimile:
P.O. Box 859208	(781) 380-3388
Braintree, MA 02185-9208
Confirm by Telephone at:
(781) 843-1833 extension 200

By Overnight Courier:	By Hand:
161 Bay State Drive	Computershare Shareholder Services
Braintree, MA 02184	Floor 11
17 Battery Park Place
New York, NY 10004
DELIVERY OF THIS INSTRUMENT TO AN ADDRESS, OR TRANSMISSION OF INSTRUCTIONS VIA A TELECOPY FACSIMILE NUMBER, OTHER THAN AS SET FORTH ABOVE, DOES NOT CONSTITUTE A VALID DELIVERY.
The New York Stock Exchange member firm or bank or trust company which completes this form must communicate this guarantee and the number of Shares subscribed for in connection with this guarantee (separately disclosed as to the Primary Subscription and the Over-Subscription Privilege) to the Subscription Agent and must deliver this Notice of Guaranteed Delivery of Payment, guaranteeing delivery of (a) payment in full for all subscribed Shares and (b) a properly completed and signed copy of the Subscription Certificate (which certificate and full payment must then be delivered no later than the close of business of the third business day after the Expiration Date, unless extended) to the Subscription Agent prior to 5:00 p.m., New York time, on the Expiration Date, unless extended. Failure to do so will result in a forfeiture of the Rights.
GUARANTEE
The undersigned, a member firm of the New York Stock Exchange or a bank or trust company having an office or correspondent in the United States, guarantees delivery to the Subscription Agent by no later than 5:00 p.m., New York time, on October 26, 2005 (unless extended as described in the Prospectus) of (a) a properly completed and executed Subscription Certificate and (b) payment of the full Subscription Price for Shares subscribed for on Primary Subscription and for any additional Shares subscribed for pursuant to the Over-Subscription Privilege, as subscription for such Shares is indicated herein or in the Subscription Certificate.
(continue on other side)

Broker Assigned Control #
THE GABELLI EQUITY TRUST INC.

1.	Primary Subscription	Number of Rights to be exercised	Number of Primary Shares requested for which you are guaranteeing delivery of Rights and Payment	Payment to be made in connection with Primary Shares

		Rights	Shares (Rights / by 7)	$

2.	Over Subscription		Number of Over-Subscription Shares requested for which you are guaranteeing payment	Payment to be made in connection with Over-Subscription Shares

			Shares	$

		Total Number of Rights to be Delivered	Total Number of Shares to be Delivered

$
3.	Totals	Rights	Shares	Total Payment
Method of delivery (circle one)
A. Through DTC.
B.	Direct to Computershare Shareholder Services, as Subscription Agent. Please reference below the registration of the Rights to be delivered.

Please assign a unique control number for each guarantee submitted. This number needs to be referenced on any direct delivery of Rights or any delivery through DTC.

Name of Firm	Authorized Signature

DTC Participant Number	Title

Address	Name (Please Type or Print)

Zip Code	Phone Number

Contact Name	Date